Exhibit 99.1

LOUISIANA-PACIFIC CORPORATION AND CASELLA WASTE SYSTEMS, INC. ANNOUNCE THE SALE OF US GREENFIBER, LLC.

NASHVILLE, TENNESSEE & RUTLAND, VERMONT (December 5, 2013) – Louisiana-Pacific Corporation (“LP”) (NYSE: LPX) and Casella Waste Systems, Inc. (“Casella”) (Nasdaq: CWST), today announced that they have sold their membership interests in US GreenFiber, LLC (“GreenFiber”) to a limited liability company formed by Tenex Capital Management (“Tenex”) for total cash consideration of $18.0 million. They expect aggregate net cash proceeds to be approximately $7.0 million, after the working capital true-up and the repayment of indebtedness and other transaction expenses.

“Through our GreenFiber joint-venture, we have enjoyed a successful 12 year partnership with Louisiana-Pacific and the GreenFiber management team,” said John W. Casella, chairman and chief executive officer of Casella. “Initially, the GreenFiber cellulose insulation manufacturing business provided a natural hedge for recycled paper processed at our MRFs, however this intrinsic benefit dissipated after the sale of our non-integrated MRFs in March 2011.”

“Over the last 5 years, the GreenFiber management team did an excellent job navigating the deep downturn in the housing market,” Casella said. “And, with their recent improved performance we took the opportunity to exit this non-core investment.”

LP CEO Curt Stevens said, “Casella has been a great partner through the years of our joint ownership, and we are pleased with the successful sale of GreenFiber to Tenex.”

Michael Green, CEO of Tenex Capital Management, stated, “In GreenFiber, we have acquired a market leading company in the insulation industry that enjoys a strong reputation for superior quality and a high level of customer service with contractors, builders, retailers and homeowners. We look forward to supporting the company and its management team in executing their growth plan.”

LP and Casella were represented by Greentech Capital Advisors Securities, LLC in the marketing and sale of GreenFiber.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.

Media:

Mary Cohn, 615-986-5886

Investors:

Becky Barckley, 615-986-5600

Mike Kinney, 615-986-5600

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the northeastern United States. For further information, visit the company’s website at http://www.casella.com.

Media:

Joseph Fusco, 802-772-2247

Investors:

Ned Coletta, 802-772-2239

About Tenex Capital Management, LLC

Tenex Capital Management, LLC is a private equity firm with $452M of committed capital that makes control investments in middle market companies. Tenex utilizes an in-house team of hybrid professionals skilled in operational leadership, investing and capital markets structuring to maximize long-term value creation within our portfolio companies. Tenex is based in New York City. For additional information, please visit www.tenexcm.com.

Media and Investors:

Mary Cook, 212-457-6258, mcook@tenexcm.com